SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of report (Date of earliest event reported):

      December 11, 1995
__________________________________________


                            XCL LTD.
     (Exact Name of Registrant as Specified in Its Charter)


                            Delaware
         (State or other Jurisdiction of Incorporation)


     1-10669                                   51-0305643
(Commission File Number)                    (I.R.S. Employer
                                          Identification Number)


                      110 Rue Jean Lafitte
                   Lafayette, Louisiana 70508
            (Address of Principal Executive Offices)


                          318-237-0325
      (Registrant's Telephone Number, Including Area Code)


Item 5.     Other Events.

      XCL Ltd. (the "Company") announced that it has reached agreement with Cody Energy, Inc. of Denver, Colorado to sell its interest in the Mestena Grande Field in South Texas for a price of $4.3 million, with the sale effective September 1, 1995. The closing is scheduled for December 29, 1995.

      M.W. Miller, Chairman of XCL, stated that "We are very satisfied with the terms of this transaction. The sale is yet another step in XCL's planned divestiture of its U.S. properties in order to focus exclusively on its efforts in the People's Republic of China. Proceeds from this divestiture will be applied first as a prepayment of the $2 million principal payment due January 1, 1996, with the remaining proceeds applied to the remaining unpaid balance of the Company's outstanding indebtedness."

Marsden  W.  Miller, Jr., Chairman, stated, "The results  of  the testing of the C-2 well, which exceeded our expectations, are most encouraging for the continued development and exploration of our contract area in the Bohai Bay and for the future of our overall operations in China. The producing sands are higher than we expected, indicating the possibility of a larger productive area. Additionally, the sand conditions in the C-2 well are significantly better than the high quality conditions already encountered in the C-1 well, suggesting the possibility of continued improvement in reservoir quality as we move further off structure.

"We plan to commence a development drilling program on the C-1 structure during the spring of 1995, and are well advanced in the process of arranging debt financing for this project. Production could commence as early as the fourth quarter of 1995. We also plan to drill at least two additional exploratory wells on the Zhao Dong Block next year, commencing in the first quarter.

"With   the  success  of  the  C-2  well,  we  will  now   pursue
exploration, production and other energy-related projects which we have identified elsewhere in China."

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.

     December 15, 1995              /s/ David A. Melman
_________________________     By:_______________________________
        Date                       David A. Melman
                                   Executive Vice President